Exhibit 10.49

STATE AUTO FINANCIAL CORPORATION

RESTRICTED SHARE AWARD AGREEMENT

UNDER THE

AMENDED AND RESTATED EQUITY INCENTIVE COMPENSATION PLAN

The Compensation Committee of State Auto Financial Corporation, an Ohio corporation (the “Company”), hereby awards to Robert P. Restrepo, Jr. (“Mr. Restrepo”) 10,500 common shares (the “Restricted Shares”), without par value, of the Company (the “Shares”). The Restricted Shares are awarded pursuant to the terms of the Company’s Amended and Restated Equity Incentive Compensation Plan (the “Plan”) and shall be subject to all of the provisions of the Plan, which are hereby incorporated herein by reference, and shall be subject to the following provisions of this agreement. Capitalized terms used in this agreement which are not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

§1.

Award of Restricted Shares.    The Restricted Shares are awarded to Mr. Restrepo in connection with, and as additional consideration for, his employment by the Company. The “Award Date” of the Restricted Shares shall be March 2, 2006, the same date as Mr. Restrepo’s employment agreement with the Company. The purchase price for the Restricted Shares shall be zero. Following the execution and delivery of this agreement by Mr. Restrepo, the Company shall cause a share certificate evidencing the Restricted Shares to be issued in Mr. Restrepo’s name (the “Share Certificate”).

§2.

Forfeiture.    The Restricted Shares shall be forfeited to the Company if Mr. Restrepo’s employment with the Company terminates for any reason prior to March 2, 2009 (the “Lapse Date”), or if Mr. Restrepo violates any provision of this agreement.

§3.

Transfer Restrictions.    None of the Restricted Shares, nor any beneficial interest therein, shall be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, prior to the Lapse Date. Thereafter, the Restricted Shares may be transferred only in compliance with all applicable federal and state securities laws. Any transfer or attempted transfer in violation of the foregoing restrictions shall be null and void.

§4.

Acceptance of Award.    The award of the Restricted Shares must be accepted by Mr. Restrepo within 30 days after the Award Date by executing this agreement. Mr. Restrepo shall not have any rights with respect to the Restricted Shares awarded under this agreement unless and until Mr. Restrepo has executed this agreement, delivered a fully executed copy thereof to the Secretary of the Company, and otherwise complied with the applicable terms and conditions of the award of the Restricted Shares.

§5.

Rights As Shareholder.    Subject to the terms of this agreement, on and after the issuance of the Share Certificate to Mr. Restrepo, Mr. Restrepo shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares, including the right to vote the

Restricted Shares and the right to receive any dividends or other distributions with respect to the Restricted Shares, but subject, however, to the restrictions on transfer set forth in this agreement.

§6.

Escrow of Shares.    The Share Certificate shall be held by the Company, together with a stock power endorsed in blank, which shall be executed by Mr. Restrepo concurrently with his execution of this agreement, until the earlier of the Lapse Date or the termination of Mr. Restrepo’s employment with the Company. If the Restricted Shares are forfeited to the Company under §2, above, then the Company shall cause the Restricted Shares to be transferred to the Company. If the Restricted Shares are not forfeited to the Company, then the Company shall deliver the Share Certificate and stock power to Mr. Restrepo.

§7.

Tax Consequences.    Mr. Restrepo understands that he (and not the Company) shall be responsible for his own federal, state, local or foreign tax liability and any of his other tax consequences that may arise as a result of the transactions contemplated by this agreement, including without limitation filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “83(b) Election”), if he deems it to be appropriate. Mr. Restrepo shall rely solely on the determinations of his tax advisors or his own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. Mr. Restrepo shall notify the Company in writing if Mr. Restrepo files the 83(b) Election with the Internal Revenue Service within 30 days from the date of his execution of this agreement. The Company intends, in the event it does not receive from Mr. Restrepo evidence of the 83(b) Election filing by Mr. Restrepo, to claim a tax deduction for any amount which would be taxable to Mr. Restrepo in the absence of such an election. If the Company is required to withhold or pay any taxes with respect to the issuance or vesting of the Restricted Shares, Mr. Restrepo shall pay to the Company the amount of such required withholding or payment promptly following the Company’s request.

§8.

Compliance with Securities Laws.    No Restricted Shares shall be deliverable under this agreement or the Plan except in compliance with all applicable federal and state securities laws and regulations. The Company may require Mr. Restrepo (a) to represent and warrant to and agree with the Company in writing that Mr. Restrepo is acquiring the Restricted Shares without a view to distribution thereof, and (b) to make such additional representations, warranties and agreements with respect to the investment intent of Mr. Restrepo as the Company may reasonably request.

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The Share Certificate shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities laws, and the Company may cause a legend or legends to be put on the Share Certificate to make appropriate reference to such restrictions.

STATE AUTO FINANCIAL CORPORATION

By:	/S/ DAVID J. D’ANTONI
David J. D’Antoni, Chair of the Compensation Committee

Acceptance of Agreement

Mr. Restrepo hereby: (a) acknowledges receiving a copy of the Plan and represents that Mr. Restrepo is familiar with all provisions of the Plan; and (b) accepts this agreement and the award of the Restricted Shares under this agreement subject to all terms, provisions, and restrictions of both the Plan and this agreement.

/S/ ROBERT P. RESTREPO, JR.
Robert P. Restrepo, Jr. Dated as of: , 2006

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